Exhibit 5.26

CONSENT OF B. MCDONOUGH

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Barry McDonough
By:	Barry McDonough, P.Geo
Title:	Senior Geologist
Company:	Roscoe Postle Associates Inc.

Dated:	January 15, 2014